Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES OCTOBER CASH DISTRIBUTION

DALLAS, Texas, October 20, 2023 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.042862 per unit, payable on November 14, 2023, to unit holders of record on October 31, 2023.

This month’s distribution increased from the previous month due to an increase in both the production of oil and gas and in oil pricing on the Texas Royalty Properties, in addition to a distribution from Blackbeard Operating on the Waddell Ranch Properties for the month of August.

WADDELL RANCH

In reporting August production of the Underlying Properties for this month’s press release, production for oil volumes was 255,999 (gross) and was priced at approximately $80.03 per bbl. Production for gas volumes (including gas liquids) was 859,953 Mcf (gross) and was priced at approximately $1.79 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $21,230,258 (gross) for August. Lease Operating Expenses were $4,207,707 (gross) and Capital Expenditures (CAPEX) were $15,782,729 (gross) for August, netting to a positive Net Profit Interest (NPI) of $1,239,822. This would put the trust’s proceeds of 75% as a positive $929,867 (net). After satisfying the remaining cumulative deficit of negative ($213,227), there remains $716,640 to contribute to this month’s distribution. For the month of August, there was an increase of CAPEX relating specifically to the 2023 budgeted projects, including a lag in invoicing from vendors, along with other capital budget items. Given that if current oil and gas pricing continues, Waddell Ranch may or may not be able to continue to contribute to the distribution in the foreseeable future, to cover the ongoing CAPEX budget. The Waddell Ranch Properties NPI contributed to this month’s distribution.

First sales received for the month of August 2023 wells were as follows: (all net to the Trust), 3.4 new drill wells, including 1.125 horizontal wells, 5.3 recompleted wells. Waiting on completion, as of 8/31/2023, were 2.6 drill wells, including 0.0 horizontal wells and 6.4 recompletion wells. Also, 4.9 wells, plugged and abandoned, were completed.

Blackbeard has provided the projected 2023 capital expenditure budget for the Waddell Ranch Properties to be an estimated $96.8 million (net to the Trust) with a projection of about 30.75 new drill wells and 45 recompletions along with about 37.5 plug and abandoned wells. At this point in time, approximately 67% of that budget has been incurred.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 18,956 barrels of oil and 23,040 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 17,052 barrels of oil and 20,733 Mcf of gas. The average price for oil was $77.79 per bbl and for gas was $4.16 which includes significant NGL pricing per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,570,338. Deducted from these were taxes of $156,556 resulting in a Net Profit of $1,413,781 for the month of August. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,323,092 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	255,999	859,953	191,999	644,965	*	$80.03	$1.79	**
Texas Royalties	18,956	23,040	17,052	20,733	*	$77.79	$4.16	**
Prior Month
Waddell Ranch	255,430	929,763	191,573	697,322	*	$74.19	$1.96	**
Texas Royalties	16,680	18,376	14,811	16,325	*	$72.23	$3.88	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $69,266 resulting in a distribution of $1,997,757 to 46,608,796 units outstanding, or $0.042862 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Nancy Willis, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839